UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 30, 2015, in Tokyo, Japan (October 29, 2015, in San Francisco, CA), Medivation, Inc.’s collaboration partner Astellas Pharma Inc. (Astellas), reported its financial results for the quarter ended September 30, 2015. Astellas reported, among other things, that U.S. net sales of XTANDI® (enzalutamide) capsules were $313.0 million in the quarter ended September 30, 2015, an increase of approximately 5% above the reported net sales of $298.4 million in the quarter ended June 30, 2015.

Based on information provided by Astellas, approximately two-thirds of the $14.6 million increase in U.S. net sales in the September quarter was the result of higher volume, including an increase in underlying demand (mid-single digit percent growth compared with the June 2015 quarter) offset by changes in channel partner inventory levels during the quarters.

The remaining one-third of the U.S. net sales increase resulted from a lower September quarter gross-to-net discount rate, utilized by Astellas, that included a favorable adjustment of $17.9 million related to changes in their prior period estimates of deductions against gross sales.

In its release, Astellas also reported net sales of XTANDI outside of the U.S. for the quarter ended September 30, 2015, expressed in various currencies. Medivation estimates such sales were approximately $205 million, 9% above ex-U.S. net sales of approximately $188 million for the quarter ended June 30, 2015.

Medivation plans to report its own financial results for the quarter ended September 30, 2015, on November 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: October 29, 2015	By:	/s/ Lily Yang
Lily Yang Principal Accounting Officer